EXHIBIT 99.1

NEWS RELEASE

K2 Inc.

Corporate Headquarters

2051 Palomar Ariport Road

Carlsbad, California 92009

Phone 760 494 1000

Fax 760 494 1099

RAWLINGS

SHAKESPEARE

PFLEUGER

STEARNS

K2 SKIS

K2 SNOWBOARDS

RIDE

LIQUID

S150

MORROW

K2 SKATES

K2 BIKE

PLANET EARTH

ADIO

HAWK

DANA DESIGN

Contacts: Dudley W. Mendenhall

    K2 Inc.

    Sr. Vice President—Finance

    760.494.1000

    Cecilia Wilkinson/Angie Yang

    PondelWilkinson MS&L

    Corporate and Investor Relations

    323.866.6060

K2 INC. REPORTS 2003 FIRST QUARTER RESULTS

•      Revenues increased 6.5 percent to $157.1 million

•      Operating income rose 3.5 percent to $8.8 million

Carlsbad, California – April 23, 2003 – K2 Inc. (NYSE:KTO) today reported that net revenues for the first quarter ended March 31, 2003 increased 6.5 percent to $157.1 million from $147.5 million in the comparable prior-year period. Operating income rose 3.5 percent to $8.8 million from $8.5 million in the 2002 first quarter. Net income in the current first quarter was $137,000, or $0.01 per diluted share, after an after-tax charge of $0.24 per diluted share ($4.4 million) for charges related to the early extinguishment of debt. A year ago, K2 first quarter net income equaled $3.8 million, or $0.21 per diluted share.

The extinguishment of debt charges are the culmination of a previously reported debt refinancing process completed in the first quarter that will decrease interest expense by approximately $1.7 million per year, based on current interest rates, and will provide K2 with greater flexibility for future growth.

The 2003 first quarter did not include any results from the acquisition of Rawlings Sporting Goods Company, Inc. completed at the end of the quarter.

“Our first quarter results reflect solid growth, despite an extremely challenging retail environment,” said Richard J. Heckmann, chairman and chief executive officer. “We retired expensive debt and restructured our credit facility, resulting in reduced interest costs and a strengthened balance sheet. We had a strong sell-through for the quarter, and our gross margins improved more than a full percentage point to 30.0 percent in the current quarter from 28.6 percent a year earlier.”

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Division Review

In the face of a down market for fishing tackle, sales for Shakespeare fishing tackle remained steady for the first quarter at $41.8 million, with continued strength in the Ugly Stik, the new Pflueger reels, and popular licensed products including Barbie and Scooby-Doo fishing kits.

First quarter sales of Stearns’ water safety and recreational products reached a record $26.1 million and benefited from higher sales of personal flotation devices (life vests) to the military, and sales of towables and Dry Wear products.

Sales of in-line skates rose to $30.0 million in the quarter, recovering from an unfavorable mix of sales in 2002 and reflecting a particularly strong performance in the German market.

Coming off a strong winter products selling season in the second half of 2002, K2 entered the seasonally slow first quarter well positioned with lean inventory levels. Sales of alpine skis and snowboards were $9.8 million and generated a strong sell-through and improved margins compared with the prior-year period. K2 believes its brand continues to gain market share and that its K2 brand snow skis captured the top rank in the domestic market for the season. K2’s snowboard brands are recognized as holding the number two worldwide market share position.

K2 said sales of its active footwear and apparel, including Hilton, Hawk, Adio and Planet Earth brands, increased to $9.9 million in the first quarter. Results were boosted by increased sell-through of Adio footwear, strong penetration in core specialty retail stores and an expanded retail distribution network.

Sales for the company’s composites, electronics and monofilaments rose to $30.5 million due to new product introductions, and with particular strength in marine antenna sales attributable to heightened demand from the military.

Debt Refinancing

In the first quarter, K2 completed a debt refinancing which will reduce interest expense and provide K2 with greater flexibility for growth. This debt refinancing included the issuance of $25 million of 7.25% convertible subordinated debentures due 2010 and a new $225 million senior secured credit facility. The proceeds of these debentures and bank facility were used to refinance $30.0 million in bank financings, and $58.9 million in

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private placement notes, consisting of $50.0 million of 9.01% senior notes due 2009 and $8.9 million of 8.89% senior notes due 2004. The extinguishment of debt charges related to the early payoff of $33.9 million of the private placement notes and the $30.0 million bank facility, and included $4.7 million ($3.1 million net of tax, or $0.17 per diluted share) for a make-whole premium and $2.0 million ($1.3 million net of taxes, or $0.07 per diluted share) for the write-off of capitalized debt costs.

Balance Sheet Review

K2’s balance sheet continued to strengthen, supporting the company’s growth objectives. At March 31, 2003, cash and receivables totaled $225.7 million, including $60.3 million of Rawlings’ cash and receivables. Inventories increased to $181.7 million (including $36.6 million of Rawlings’ inventories) from $157.7 million in the prior-year quarter. Compared with the 2002 first quarter, the company’s bank debt increased to $166.8 million (which included the payoff of $64 million of Rawlings’ seasonal working capital and other term debt on the acquisition date) from $155.0 million. As a result of the acquisition of Rawlings, the company increased its number of shares of common stock outstanding by 8.7 million shares to 26.7 million shares outstanding (weighted average number of shares outstanding for the 2003 first quarter was 18.3 million shares).

Heckmann added: “As we begin to integrate Rawlings into our distribution and manufacturing system, K2 will continue to build and strengthen an organization capable of providing our retailers and consumers a growing stable of brands. We think the sporting goods business offers significant opportunities to build a strong offering of products and services for those who enjoy sports of all kinds.”

Investor Conference Call

K2 will host an investor conference call at 8:00 a.m. Pacific Time on Wednesday, April 23, 2003. The call will be open to all interested investors through a live audio Web broadcast via the Internet at www.companyboardroom.com. For those who are not available to listen to the live broadcast, the call will be archived through 5:00 p.m. Pacific Time, Wednesday, May 7, on www.companyboardroom.com.

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About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a primary focus on sporting goods and other recreational products. K2 holds leading market positions in fishing and baseball equipment, personal water sports and safety products, snowboards, alpine skis, and inline skates under the Shakespeare, Pflueger, Rawlings, Stearns, K2, Ride, Olin and Morrow brand names. Among K2’s other recreational products are K2 bikes, Dana Design backpacks, Planet Earth apparel, Adio skateboard shoes, Rawlings team sports apparel and Hilton corporate casuals. K2 also manufacturers and markets Shakespeare extruded monofilaments and marine antennas.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of its recent merger with Rawlings Sporting Goods Company, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, and other risks described in the company’s annual report on Form 10-K as filed with the Securities and Exchange Commission. The company cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and the company does not undertake to update any forward-looking statement.

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K2 INC.

SUMMARY OF OPERATIONS

(unaudited)

(in thousands, except for per share figures)

	First Quarter ended March 31
	2003	2002
Net sales	$157,120	$147,463
Cost of products sold	109,976	105,344

Gross profit	47,144	42,119
Selling expenses	23,170	20,474
General and administrative expenses	15,220	13,165

Operating income	8,754	8,480
Interest expense	1,794	2,557
Debt extinguishment costs (a)	6,745	—
Other expense, net	4	9

Income before provision for income taxes	211	5,914
Provision for income taxes	74	2,070

Net income	$137	$3,844

Basic earnings per share:
Net income	$0.01	$0.21

Diluted earnings per share:
Net income	$0.01	$0.21

Shares:
Basic	18,262	17,939
Diluted	18,471	17,978

(a)	2003 includes $4.7 million of a make-whole premium and $2.0 million for the write-off of capitalized debt costs.

K2 INC.

SELECTED BALANCE SHEET INFORMATION

(unaudited)

(in thousands)

	As of March 31
	2003		2002
Cash	$16,717		$13,894
Accounts receivable, net	208,948	(a)	159,654
Inventories, net	181,697	(a)	157,721
Total current assets	444,235	(a)	354,204

Accounts payable	63,500	(a)	39,412
Total debt	166,795	(b)	154,985

Shareholders’ equity	303,141	(c)	218,227

(a)	Increase from March 31, 2002 is attributable to the acquisition of Rawlings Sporting Goods Company, Inc. (“Rawlings”) on March 26, 2003.
(b)	Increase from March 31, 2002 is attributable to the payoff of $64 million of Rawlings seasonal working capital and other term debt at the date of the Rawlings acquisition.
(c)	Increase from March 31, 2002 is primarily attributable to the acquisition of Rawlings on March 26, 2003, resulting in the issuance of an additional 8.7 million shares of common stock of K2.